Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMAX CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	98-0140269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(Address and telephone number of Registrant’s principal executive offices)

IMAX CORPORATION 2013 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

IMAX U.S.A. Inc.

110 E. 59th Street, Suite 2100

New York, NY 10022

(212) 821-0100

(Name, address and telephone number of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848 7171

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares of IMAX Corporation (no par value)(1)	4,500,000	$26.54(2)	$119,430.000	$16,290.26(3)

(1)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional Common Shares that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Common Shares to be offered or sold pursuant to the plan.
(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($26.86 and $26.22, respectively) of IMAX Corporation Common Shares quoted on the New York Stock Exchange on June 5, 2013.
(3)	On March 11, 2010, 5,444,180 shares of the Registrant’s Common Stock were registered on Form S-8 (File No. 333-165400) (the “2010 S-8”). A registration fee of $5,244.18 (the “2010 S-8 Fee”) was paid in connection with the 2010 S-8. Of the 5,444,180 registered shares of the Registrant’s Common Stock, 1,546,537 shares have not been issued and the Registrant has deregistered such shares by a post-effective amendment. Pursuant to Rule 457(p) of the Securities Act, $1,489.73, which is the portion of the 2010 S-8 Fee corresponding to the amount of the 2010 S-8 Fee attributable to the deregistered shares, is offset against the currently due filing fee.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (hereinafter, the “Securities Act”), and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed February 21, 2013;

(b) all other reports filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in clause (a) above, including the Registrant’s Quarterly Report on Form 10-Q for the period ending March 31, 2013, filed April 25, 2013 and the Registrant’s Current Reports on Form 8-K dated April 25, 2013; and

(c) the description of the Registrant’s Common Shares (the “Common Shares”), registered under Section 12 of the Exchange Act, contained in the Registrant’s Registration Statement on Form 20-F/A No. 2 filed with the Commission on June 7, 1994, including any amendment or report filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s General By-law contains an indemnification of its directors/officers, former directors/officers and persons who have acted at its request to be a director/officer of an entity in which the Company is a shareholder or creditor, to indemnify them, to the extent permitted by the Canada Business Corporations Act, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by them in connection with any action, suit or proceeding in which the directors and/or officers are sued as a result of their service, if they acted honestly and in good faith with a view to the best interests of the Company. The nature of the indemnification prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to counterparties. The Company has purchased directors’ and officers’ liability insurance. No amount has been accrued in the consolidated balance sheet as at December 31, 2012 with respect to this indemnity.

The Registrant maintains directors’ and officers’ liability insurance with an aggregate policy limit of U.S. $70 million subject to a deductible of U.S. $100,000 for each claim other than securities law claims and U.S. $500,000 in respect of U.S. securities law claims.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which , individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however; that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Part III

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on June 12, 2013.

IMAX CORPORATION

By:	/s/ Richard L. Gelfond
Name:	Richard L. Gelfond
Title:	Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Richard L. Gelfond and Robert D. Lister his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacitates, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard L. Gelfond	Chief Executive Officer and Director	June 12, 2013
Name: Richard L. Gelfond	(Principal Executive Officer)

/s/ Joseph Sparacio	Executive Vice President & Chief	June 12, 2013
Name: Joseph Sparacio	Financial Officer
(Principal Financial Officer)

/s/ Jeffrey Vance	Senior Vice-President,	June 12, 2013
Name: Jeffrey Vance	Finance & Controller
(Principal Accounting Officer)

/s/ Bradley J. Wechsler	Chairman of the Board and Director	June 12, 2013
Name: Bradley J. Wechsler

/s/ Neil S. Braun	Director	June 12, 2013
Name: Neil S. Braun

/s/ Garth M. Girvan	Director	June 12, 2013
Name: Garth M. Girvan

/s/ David W. Leebron	Director	June 12, 2013
Name: David W. Leebron

/s/ Martin Pompadur	Director	June 12, 2013
Name: Martin Pompadur

/s/ Marc A. Utay	Director	June 12, 2013
Name: Marc A. Utay

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement has been signed on behalf of the Registrant by the undersigned, solely in their capacity as the duly authorized representatives of IMAX Corporation in the United States, in the City of New York, State of New York, on June 12, 2013.

IMAX U.S.A. INC.

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	President

By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Vice President

EXHIBIT INDEX

Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by IMAX CORPORATION under the Exchange Act and are hereby incorporated by reference to such reports.

Exhibit No.	Description of Document

*4.1	Articles of Amalgamation of the Corporation, dated January 1, 2002, as amended by Articles of Amendment of IMAX Corporation, dated June 25, 2004 and June 11, 2013.

*4.2	By-Law No. 1 of IMAX Corporation enacted on June 11, 2013

*4.3	IMAX Corporation 2013 Long-Term Incentive Plan.

*5.1	Opinion of McCarthy Tétrault LLP, counsel to the Registrant, as to the validity and legality of the securities being registered.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of McCarthy Tétrault LLP.

*24	Powers of Attorney (included on signature page).

*	Filed herewith.